EXHIBIT 16.02

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read the Changes of Accountants section of Form S-1 dated July 13, 2005, of IGN Entertainment, Inc. and are in agreement with the statements contained in the first, third and fourth sentences of paragraph three of the Changes of Accountants section therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California

July 13, 2005